Exhibit 10.1

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the date of the last signature, BETWEEN:

STREAMEX CORP., a company incorporated under the laws of the State of Delaware and having an office at 2431 Aloma Ave., Suite 243, Winter Park, Florida 32792.

(the “Company”)

OF THE FIRST PART

AND:

MITCHELL YOUNG WILLIAMS, a person with a residence at 192 Balfour Drive, Winter Park, FL 32792, USA

(the “Employee”)

OF THE SECOND PART

(collectively, the “Parties”)

WHEREAS:

A.	The Company is a fintech company operating in the commodities and blockchain spaces that is developing tokenization infrastructure, a financing tool and exchange for commodities, and other real-world assets.

B.	The Company and the Employee wish to continue the Employee’s employment relationship on the terms and conditions described in this Agreement;

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.	EMPLOYMENT

1.1.	Effective Date. This Agreement shall be effective as of April 6, 2026 (the “Effective Date”).

1.2.	Term. The Employee’s employment will continue indefinitely until terminated in accordance with section 4 below (the “Term”).

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1.3.	Position. As of the Effective Date, the Company agrees to employ the Employee and the Employee agrees to continue his role within the Company as Chief Investment Officer. And subject to Board approval, the Employee will also be appointed to the Board of Directors of the Company (the “Board”). The term of this Agreement and employment are indefinite, but the employment and this Agreement may be terminated by either party as provided herein.

1.4.	Duties and Reporting. The Employee shall report directly to and be directly responsible to the CEO. The Employee shall have the duties, responsibilities and authorities commensurate with the Employee’s role, as may be assigned by the Company from time to time.

1.5.	Devotion of Time. The Employee hereby agrees to devote sufficient attention, abilities and energy to the faithful performance of the duties of the position and to the promotion of the business and affairs of the Company and shall not engage in any other work for remuneration without the written consent of the Board. The Employee agrees not to engage in any other employment or business activity which would either interfere with the Employee’s ability to perform their duties under this Agreement or place the Employee into a conflict of interest without prior written authorization by the Company. The Employee agrees to conduct themselves in a diligent, competent and businesslike manner, and will at all times act faithfully, honestly, and in a manner consistent with the best interests of the Company. Notwithstanding the foregoing, nothing shall preclude the Employee from engaging in professional, educational, religious, civic, charitable or similar types of activities, community affairs and/or managing the Employee’s (or the Employee’s family’s) personal investments and affairs, provided that these activities do not interfere or conflict with the performance of the Employee’s duties and responsibilities hereunder. In addition, notwithstanding anything to the contrary in the Company’s policies and procedures, the Company agrees that the Employee may continue in his role with Arrastra throughout the Term.

1.6.	Conflict of Interest. The Employee will disclose actual or potential business conflicts of interest to the Company. Any uncertainty as to whether such a conflict exists will be raised by the Employee for determination by the Company, acting reasonably.

1.7.	Location of Performance of Work. The position will be fully remote. At the request of the Company and subject to the below, the Employee will work from the Company’s office, located at 2431 Aloma Avenue, Suite 243, Winter Park, Florida 32792 for reasonable periods of time. The Company understands and acknowledges that they Employee may reside for parts of the year in New Zealand and may continue to work remotely from such residence so long as doing so does not substantially interfere with Employee’s ability to discharge his responsibilities under this Agreement.

1.8.	Company Policies and Procedures. The Employee will comply with all lawful policies, rules and procedures established by the Company from time to time that have been provided to the Employee in advance, including any future revisions of such policies, rules and procedures.

2.	COMPENSATION

2.1.	Salary. From the Effective Date, the Company shall pay the Employee a gross annual salary at an annual rate of USD $350,000, payable by equal semi-monthly installments in arrears. It is acknowledged that from January 1, 2026 to the Effective Date, the employee’s annual salary rate was USD $500,000 per year. For all purposes of this Agreement, “Annual Salary” means the remuneration described in this section 2.1 (subject to adjustment as provided below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature. Effective January 1 of each year, the Employee’s Annual Salary will be increased by at least the percentage change in the United States Bureau of Labor Statistics Employment Cost Index: Wages and Salaries for Private Industry Workers in Management, Business, and Financial Occupations (Not Seasonally Adjusted) [Series ID CIU2020000110000I] (the “Index”), measured over the 12-month period ending with the most recently published Index value available immediately before January 1. If the Index is discontinued or materially altered, the parties will in good faith select a successor index that most closely approximates the measurement properties of the Index. No decrease in the Annual Salary is authorized under this subparagraph.

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2.2.	Review. The Company shall review the Annual Salary annually and shall make any adjustments it determines are reasonable and as approved by the Board, who shall take into account, but shall not be limited to considering, the Employee’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. In no case shall the Annual Salary be reduced, unless by mutual agreement, such agreement to be in writing.

2.3.	Annual Bonus. The Employee shall be entitled to an annual bonus (the “Annual Bonus”) each year during the Employee’s employment based on the Employee’s achievement (i) on the performance of the balance sheet portfolio and individual performance goals established by the Company and Employee at the start of the year, or (ii) of reasonable Key Performance Indicators established by the Company’s Board of Directors, in consultation with the Employee, prior to the beginning of the fiscal year. For the 2026 fiscal year, the Employee shall be entitled to a minimum Annual Bonus of no less than USD $100,000. For subsequent fiscal years, the amount of the Annual Bonus will be determined by the Company’s Board of Directors in its discretion, except in the event of a Change in Control as noted below. Except as otherwise set forth in this Section 2.3 and in Sections 4.3 and 4.4 below, the Employee must remain employed with the Company through the last day of the relevant fiscal year in order to be eligible to receive any Annual Bonus for that fiscal year. Any Annual Bonus shall be payable to the Employee when annual bonuses are normally paid to employees of the Company following the end of the relevant fiscal year, but in no event later than March 31st of the calendar year next following the end of the fiscal year to which the Annual Bonus relates (“Annual Bonus Payment Date”). Notwithstanding the foregoing, in the event of a Change in Control (a) prior to the payment of an Annual Bonus for any fiscal year, the Annual Bonus for that fiscal year shall be paid to the Employee upon the occurrence of the Change in Control, and (b) the Annual Bonus for the fiscal year in which such Change in Control occurs will be at least 100% of the Annual Salary for that fiscal year.

2.4.	Equity Incentive Awards.

(a) Existing Equity Incentive Awards. Subject to Section 2.4(f), any equity incentive awards granted by the Company or its subsidiaries to the Employee prior to the Effective Date will otherwise remain outstanding in accordance with their existing terms.

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(b) 2026 Annual Equity Incentive Award. Within thirty (30) days following the date of this Agreement and subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company will grant the Employee a restricted stock unit award covering one million two hundred fifty thousand (1,250,000) shares of the Company’s common stock (the “2026 RSU Award”). Subject to the Employee’s continuous employment through each applicable vesting date, the 2026 RSU Award will vest in sixteen quarterly installments, will vest in sixteen equal quarterly installments with the first quarterly installment vesting on July 1, 2026 and 15 subsequent installments vesting quarterly thereafter, provided that the 2026 RSU Award will become fully vested upon (i) a Protected Termination, (ii) a Change in Control, or (iii) the termination for any reason (including resignation) or demotion of the Company’s current Chief Executive Officer as of the Effective Date. For the avoidance of doubt, the 2026 RSU Award may be partially or fully vested immediately on grant.

(c) Post-2026 Annual Equity Incentive Award. For fiscal years after the Company’s 2026 fiscal year, the Employee will be entitled to participate in any equity incentive plan maintained by the Company for the benefit of its executives.

(d) Special Equity Incentive Award. Within thirty (30) days following the date of this Agreement and subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company will grant the Employee a restricted stock unit award covering one million (1,000,000) shares of the Company’s common stock (the “2026 Special RSU Award”). Subject to the Employee’s continuous employment through each applicable vesting date, the 2026 Special RSU Award will vest in sixteen quarterly installments, will vest in sixteen equal quarterly installments with the first quarterly installment vesting on July 1, 2026 and 15 subsequent installments vesting quarterly thereafter, provided that the 2026 Special RSU Award will become fully vested upon (i) a Protected Termination, (ii) a Change in Control, or (iii) the termination for any reason (including resignation) or demotion of the Company’s current Chief Executive Officer as of the Effective Date. For the avoidance of doubt, the 2026 Special RSU Award may be partially or fully vested immediately on grant.

(e) Withholding Taxes. Unless otherwise elected by the Employee, any federal, state, local or other taxes required to be withheld by the Company or its subsidiaries in respect of any taxable event relating to any equity incentive award described in this Section 2.4 shall be satisfied by the Company withholding a number of shares of the Company’s common stock subject to the applicable equity incentive award having a fair market value equal to the amount of taxes required to be withheld by the Company or its subsidiaries.

(f) Adjustments. If, prior to the grant of any restricted stock units pursuant to Sections 2.4(b) or 2.4(d), there is (i) any change in the outstanding shares of the Company’s stock due to a stock dividend or distribution, a subdivision of the outstanding shares, a combination or consolidation of the outstanding shares into a lesser number of shares, a reclassification, an exchange of shares, or any other increase or decrease in the number of outstanding shares of the Company’s stock effected without the receipt of consideration by the Company, or (ii) the declaration of an extraordinary dividend payable in a form other than shares of the Company’s stock, a recapitalization, a merger, a reorganization, or a similar occurrence affecting the Company’s stock, then proportionate and equitable adjustments will automatically be made to the number or kind of shares to be covered by any restricted stock unit award to be granted pursuant to Sections 2.4(b) and 2.4(d) in order to preserve the original intent of this Agreement.

2.5.	Benefits. During the Term, the Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than the benefits provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan, appliable law, and the terms and conditions of this Agreement.

2.6.	Incentive Plans. The Employee shall be entitled to participate in any other incentive programs for the Company’s employees, including, without limiting the generality of the foregoing, restricted share units, share option plans, share purchase plans, profit sharing or bonus plans from time to time pursuant to the terms and conditions of such incentive plan.

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2.7.	Vacation. The Employee shall be entitled to six weeks of vacation each calendar year, or such greater amount as the Company may approve. Such vacation is to be taken by the Employee in each calendar year at mutually convenient times and should not be accrued or carried over into the next or subsequent years without the consent of the Company. Should the employee work weekends or travel over the course of the weekend on behalf of the company, the employee shall be entitled to “comp time” in the form of additional paid time off. Comp time must be used within the same calendar year or 90 days from such date, whichever is longer.

2.8.	Expenses. The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of duties for the Company. The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company. If, during the Term, any dispute arises between Employee and the Company regarding this Agreement, any other agreements governing Employee’s equity or compensation, or Employee’s employment with the Company, the Company shall reimburse Employee for all legal fees and expenses reasonably incurred by Employee in connection with such dispute, but only if Employee prevails to a substantial extent with respect to Employee’s claims or defenses brought and pursued in connection with such dispute. The Company shall pay such reimbursement as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent the Company receives written evidence of such fees and expenses.

2.9.	Statutory Deductions and Taxes. The Company will be entitled to withhold from any compensation, benefits or amounts payable under this Agreement, all applicable federal or state, and local taxes and other statutory deductions as may be required from time to time pursuant to any law or governmental regulation or ruling.

2.10.	Indemnification. The Company shall fully indemnify and hold the Employee harmless to the maximum extent permitted under applicable law for any act(s) and/or omission(s) of the Employee in the course of the Employee’s employment, officer service, Board service, or the like. For any matter subject to indemnification by the Company under this Section, the Company will be responsible for directly and timely paying, in full, all costs and expenses the Employee (or his estate) incurs to engage and retain a law firm and/or attorney of the Employee’s (or his estate’s) choice to represent the Employee (or his estate) in connection with that matter, including all attorneys’ fees, costs, and associated expenses. For the avoidance of doubt, the Employee’s indemnification rights under this Section will survive any termination of Employee’s employment with the Company and/or any termination of this Agreement, and in the event of the Employee’s death will extend to the Employee’s estate.

2.11.	Directors’ and Officers’ Insurance. The Company will at all times, at its expense, obtain and maintain commercially reasonable and appropriate directors’ and officers’ liability insurance (including Side A coverage) covering the Employee, in such form and with such limits as are customarily maintained by similarly situated public companies, and will continue to provide such coverage (or equivalent “tail” coverage) sufficient to fully protect the Employee following the Employee’s termination of employment.

2.12.	Tax Gross-Up. If at any time the Employee’s shares in BST Sub ULC (also referred to as “ExchangeCo”), a British Columbia unlimited liability company (or any successor entity), are exchanged for shares of the Company without the Employee’s written consent, then the Company will provide the Employee with a tax gross-up payment. The amount of the tax gross-up payment will equal the amount of any federal, state, local or foreign taxes imposed on the Employee as a result of the exchange, including the amount of additional taxes imposed on the Employee due to the Company’s payment of the initial taxes. The tax gross-up payment will be paid to the Employee within thirty days following the date the Employee remits the related taxes to the applicable taxing authorities, subject to the Employee providing the Company with reasonable evidence relating to the determination of the amount of taxes owed by the Employee as a result of the exchange and the Employee’s payment of the related taxes.

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2.13.	Attorneys’ Fees. The Company will reimburse the Employee for any reasonable costs and expenses, including attorneys’ fees, incurred by the Employee in connection with the review, negotiation, preparation, and entering into of this Agreement, subject to the Employee providing the Company with reasonable evidence of any such costs and expenses. Any reimbursement, less applicable deductions and withholdings, will be paid to the Employee within one hundred twenty (120) days following the Effective Date.

3.	ADDITIONAL OBLIGATIONS OF THE EMPLOYEE

3.1	Confidentiality. The Employee shall not, at any time, or in any manner, during the continuance of their employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including information about or in which the Company has or is proposing to acquire an interest (collectively, the “Confidential Information”), to any person or persons, except as required to carry out the Employee’s duties or with the previous consent in writing of the Board. During the continuation of their employment or thereafter, the Employee shall not use or attempt to use any Confidential Information which the Employee may acquire in the course of their employment for their own benefit or that of any other person, directly or indirectly. Notwithstanding the foregoing, Confidential Information shall not include any information in Employee’s possession or known to Employee prior to employment with the Company, Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.), any information that is generally known by persons with training and experience comparable to Employee, any information that is generally known in the industry or otherwise in the public domain, or any information that becomes generally known in the industry or otherwise in the public domain through no wrongful act on Employee’s part.

3.2.	Business Opportunities. The Employee agrees to communicate at once to the Company, via the CEO, all relevant business opportunities which the Employee reasonably feels may be of interest to the Company based on the Company’s strategy as articulated at the time, and which come to the Employee in their capacity as such or otherwise in the course of the Company’s business.

4.	RESIGNATION AND TERMINATION

4.1.	Accrued Obligations. Upon termination of Employee’s employment for any reason, Employee shall receive (a) Employee’s unpaid Annual Salary through the date of termination; (b) all of Employee’s accrued, but unused vacation and/or paid time off time; (c) any unpaid expense reimbursements accrued by Employee as of the date of termination; and (d) any earned but unpaid Annual Bonus from a prior fiscal year ((a) through (d), the “Accrued Obligations”).

4.2.	Resignation without Good Reason. If the Employee resigns from the Company without Good Reason, the Employee will be required to provide the Company with one week’s advance written notice of the Employee’s resignation. This notice may be waived in whole or in part by the Company.

4.3.	Protected Termination. In the event of a Protected Termination, in addition to the Accrued Obligations, Employee shall also receive: (a) an amount equal to twelve (12) months’ of Employee’s then in-effect Annual Salary (or, if such termination is due to Employee resigning for Good Reason as a result of a reduction in Employee’s Annual Salary, the Annual Salary in effect prior to such reduction), payable in a single lump sum payment within thirty (30) days following the date of the Employee’s Protected Termination; (b) continued health, dental, and vision coverage (or reimbursement for the cost thereof) in accordance with this Agreement for a period of twelve (12) months following the date of termination; (c) a prorated Annual Bonus for the year of termination, payable at the same time the Annual Bonus would have been paid had the Employee remained employed with the Company; and (d) full accelerated vesting of any unvested RSUs or other equity granted to Employee by the Company.

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4.4.	Death or Disability. In the event of a termination of Employee’s employment as a result of Employee’s death or Disability, in addition of the Accrued Obligations, Employee (or Employee’s estate) shall also receive a prorated Annual Bonus for the year of termination.

4.5.	Return of Property. On the cessation of employment for any reason, the Employee agrees to deliver to the Company all documents, statements, records, plans and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in the Employee’s possession or control. Notwithstanding anything to the contrary in this Agreement, Employee may retain Employee’s contact lists, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Employee’s compensation and benefits.

5.	MISCELLANEOUS

5.1.	Applicable Laws. This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the State of Florida.

5.2.	Employee Information. The Employee acknowledges that the Company will be collecting, using and disclosing personal employee information for the purposes of establishing, managing or terminating Employee’s employment relationship with the Company in accordance with applicable privacy law and the Employee hereby consent to such collection, use and disclosure.

5.3.	Time. Time shall be of the essence of this Agreement.

5.4.	Advisor Agreement. The Company and Employee were parties to that certain Founder Advisor Standard Template Agreement dated September 20, 2024 (the “Advisor Agreement”). The parties agree that the Advisor Agreement was previously terminated.

5.5.	Entire Agreement. This Agreement represents the entire Agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof, including the May 30, 2025 Employment Agreement between the Employee and the Company, provided that, for the avoidance of doubt, the annual bonus for the Company’s 2025 fiscal year will be payable to the Employee in accordance with the May 30, 2025 Employment Agreement.

5.6	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

5.7.	Notices. Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

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5.8.	Severance. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision, and all other provisions of this Agreement shall continue in full force and effect.

5.9.	Independent Legal Advice. The Employee acknowledges that the Employee has been given a full opportunity to review this Agreement, has understood it, has obtained or had the opportunity to obtain independent legal advice in respect of this Agreement and is signing it voluntarily.

5.10.	409A Compliance.

(a)	In General. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

(b)	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Employee’s termination or, if earlier, the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)	Reimbursements. In the case of any reimbursements (or in-kind benefits) provided for under the Agreement that are subject to, and not exempt from Section 409A, (i) the amount of expenses eligible for reimbursement (or in-kind benefits provided) during a calendar year will not affect the expenses eligible for reimbursement (or in-kind benefits to be provided) in any other calendar year, (ii) any reimbursement will in any case be made on or before December 31st of the calendar year following the calendar year in which the eligible expense was incurred, and (iii) the right to reimbursement (or in-kind benefits) will not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, Section 2.12 will govern any tax gross-up to be provided pursuant to Section 2.12.

5.11	Definitions. As used herein,

“Cause” means (i) Employee’s gross negligence or willful misconduct which results in material harm to the Company; (ii) Employee’s persistent and willful failure to observe, perform or fulfill any material duties or material obligations to the Company following written notice from the Company describing such failure; or (iii) Employee’s conviction of a felony (non-vehicular). No Cause shall exist unless the Company has provided Employee with written notice of termination describing the particular circumstances giving rise to Cause, and has provided the Employee with the opportunity to cure, to the extent reasonably susceptible to cure, such circumstances within thirty (30) days after receiving such notice. If the Employee so effects a cure, the notice of Cause shall be deemed rescinded and of no force or effect.

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“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any Exchange Act Person (as defined below) becomes (including through a series of transactions occurring within a twelve (12) month period ending on the date of most recent transaction by such person) the beneficial owner, directly or indirectly, of securities of the Company representing more than 35% of the combined voting power of the Company’s then outstanding securities;

(ii)	there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)	a majority of the Company’s directors is replaced during any twelve (12) month period by new directors whose appointment is not endorsed by a majority of the Board before the appointment;

(iv)	Any Exchange Act Person acquires (or has acquired within a twelve (12) month period ending on the date of most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions;

(v)	the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; and

(vi)	there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition

To the extent required to comply with Section 409A, a Change in Control will be considered to have occurred only to the extent that the event or transaction represents a “change in control event” under Section 409A.

“Disability” means Employee’s incapacity due to physical or mental illness or injury as determined in writing and in good faith by a qualified independent physician, mutually acceptable to Employee and the Company, that Employee shall have been unable to perform Employee’s duties hereunder for a period of one hundred and eighty (180) consecutive days.

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“Exchange Act Person” means any natural person, entity or “group” (a “Group”) (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary thereof (“Subsidiary”), (B) any employee benefit plan of the Company or of any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any other natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Adoption Date, is the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“Good Reason” means the termination of employment by Employee as a result of the existence or occurrence of one or more of the following conditions or events: (i) a material diminution in Employee’s Annual Salary or Annual Bonus; (ii) a material diminution in Employee’s authority, duties, job title, board position, or responsibilities, or a change to Employee’s reporting structure; (iii) a material change to the geographic location at which Employee must provide the services; (iv) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement; or (v) any other action or inaction by the Company that constitutes a material breach of the terms of this Agreement or any other agreement between Employee and the Company. No Good Reason shall exist unless Employee has given written notice to the Company within ninety (90) days of the existence of the Good Reason condition(s) and until the Company has had thirty (30) days to cure such event after the date of Employee’s written notice. Notwithstanding anything to the contrary contained in this Agreement, any other agreement between Employee and the Company, or any other equity, incentive, or deferred compensation plan applicable to Employee, Employee’s resignation with Good Reason hereunder shall be treated as a termination of Employee’s employment by the Company without Cause and, in the event of Employee’s resignation with Good Reason, Employee shall be entitled to receive all compensation and benefits available to Employee in the event of a without Cause.

“Protected Termination” means a termination by the Company without Cause or by the Employee for Good Reason.

(The remainder of this page intentionally left blank. Signature page to follow.)

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IN WITNESS WHEREOF the parties have executed this Agreement, effective as of the date first above written.

STREAMEX CORP.:

By:	/s/ Henry McPhie	April 24, 2026
	Henry McPhie, CEO	Date

THE EMPLOYEE:

/s/ Mitchell Williams		April 28, 2026
Mitchell Young Williams		Date

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